                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                             Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement                   [_]Confidential, for Use of
                                                     the Commission Only (as
                                                     permitted by Rule 14a-
                                                     6(e)(2))

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                           Apex Silver Mines Limited

                (Name of Registrant as Specified in Its Charter)

   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)



Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i) (1) and 0-11.

  (1) Title of each class of securities to which transaction applies:

  (2) Aggregate number of securities to which transaction applies:

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

  (4) Proposed maximum aggregate value of transaction:

  (5) Total fee paid:

[_] Fee paid previously with preliminary materials.

[_]Check box if any part of the fee is offset as provided by Exchange Act Rule
   0-11(a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

  (1) Amount previously paid:

  (2) Form, Schedule or Registration Statement no.:

  (3) Filing Party:

  (4) Date Filed:

                          [COMPANY LOGO APPEARS HERE]


                           APEX SILVER MINES LIMITED
                       Caledonian House, Jennett Street,
                          George Town, Grand Cayman,
                      Cayman Islands, British West Indies

                   Notice of Annual Meeting of Shareholders
                            To be held May 4, 1999

To Our Shareholders:

  Notice is hereby given that the Annual Meeting of Shareholders of Apex Silver Mines Limited (the "Company") will be held at Le Parker Meridien, Salon Rivoli, 118 West 57th Street, New York, New York 10019, on Tuesday, May 4, 1999 at 4:00 p.m., New York City Time, for the following purposes:

    1. To elect three (3) directors to hold office until the 2002 Annual Meeting of Shareholders or until their successors are elected;

    2. To ratify the selection of PricewaterhouseCoopers LLP as independent accountants for the current fiscal year; and

    3. To transact such other business as may properly come before the meeting or any postponements or adjournments thereof.

  The Board of Directors has fixed the close of business on March 31, 1999 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting or any adjournments or postponements thereof.

  The Annual Report of the Company for the fiscal year ended December 31, 1998, including financial statements, is being mailed with this proxy statement to all of the Company's shareholders and your Board of Directors urges you to read it.

                                          By order of the Board of Directors

April 6, 1999

 TO ASSURE YOUR REPRESENTATION AT THE ANNUAL MEETING OF SHAREHOLDERS, PLEASE SIGN, DATE AND RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU EXPECT TO ATTEND IN PERSON. SHAREHOLDERS WHO ATTEND THE MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON IF THEY SO DESIRE.

                           APEX SILVER MINES LIMITED
                       Caledonian House, Jennett Street,
                          George Town, Grand Cayman,
                      Cayman Islands, British West Indies

                             ---------------------

                                PROXY STATEMENT
                        ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 4, 1999

                             ---------------------

To Our Shareholders:

  This Proxy Statement is furnished to the shareholders of Apex Silver Mines Limited (the "Company") in connection with the solicitation of proxies by the board of directors of the Company to be voted at the Annual Meeting of Shareholders of the Company (the "Meeting") to be held on May 4, 1999, or any postponements or adjournments thereof. The Meeting is being held for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. This Proxy Statement, the accompanying proxy card and the Notice of Annual Meeting are first being mailed to shareholders of the Company on or about April 6, 1999.

  Only holders of the Company's ordinary shares, par value $0.01 per share (the "Ordinary Shares"), at the close of business on March 31, 1999 (the "Record Date") are entitled to notice of and to vote at the Meeting. On the Record Date, 26,248,320 Ordinary Shares were issued, outstanding and entitled to vote. Each Ordinary Share outstanding on the Record Date is entitled to one vote. The holders of a majority of the Ordinary Shares of the Company issued and outstanding and entitled to vote at the Meeting, present in person or by proxy, constitutes a quorum.

  If a shareholder abstains from voting on any matter, the Company intends to count the abstention as present for purposes of determining whether a quorum is present at the Meeting for the transaction of business. Unless contrary instructions are indicated on a proxy, the Ordinary Shares represented by such proxy will be voted FOR proposals 1 and 2. Additionally, the Company intends to count broker "non-votes" as present for purposes of determining the presence or absence of a quorum for the transaction of business. A non-vote occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner. Non-votes are not tabulated for purposes of determining whether a proposal has been approved. Abstention from voting with respect to proposals are treated as votes against the particular proposal.

  Any proxy may be revoked at any time before it is voted by written notice to the Chairman, by receipt of a proxy properly signed and dated subsequent to an earlier proxy, or by revocation of a written proxy by request in person at the Meeting; but if not revoked, the Ordinary Shares represented by such proxy will be voted.

  The cost of this proxy solicitation will be borne by the Company. In addition to solicitation by mail, officers, directors and employees of the Company may solicit proxies by telephone, telegraph or in person. Although no compensation will be paid for such solicitation of proxies, the Company may also request banks and brokers to solicit their customers who have a beneficial interest in the Company's Ordinary Shares registered in the names of nominees and will reimburse such banks and brokers for their reasonable out-of-pocket expenses. In addition, the Company has engaged the American Stock Transfer and Trust Company to assist in such solicitation as part of its transfer agency services.

Security Ownership of Principal Shareholders and Management

  The following table includes information as of March 1, 1999, except as otherwise indicated, concerning the beneficial ownership of the Ordinary Shares by (i) each person known by the Company to beneficially hold five percent or more of the outstanding Ordinary Shares, (ii) each director of the Company, (iii) each executive officer of Apex Silver Mines Corporation ("Apex Corporation") named in the table set forth under "Executive Compensation and Other Information," and (iv) all such executive officers of Apex Corporation and directors of the Company as a group. The Company has no executive officers. The Company has entered into a management services agreement pursuant to which it has engaged Apex Corporation, a wholly owned subsidiary of the Company, to provide a broad range of corporate management and advisory services. Except as otherwise noted, the Company believes that all of the persons and groups shown below, based on information furnished by such owners, have sole voting and investment power with respect to the Ordinary Shares indicated.

                                                            Beneficial Ownership
                                                            --------------------
                                                             Number   Percentage
                                                            --------- ----------
Directors and 5% Shareholders of the Company and Executive Officers
 of Apex
 Corporation
Quantum Industrial Partners LDC (1).......................  3,405,070    12.9%
Geosor Corporation (2)....................................  1,021,521    3.89%
Moore Global Investments Ltd./Remington Investment Strate-
 gies L.P. (3)............................................  2,817,600   10.73%
Michael Comninos (4)(5)...................................     16,855       *
Harry M. Conger (4).......................................     30,480       *
Marcel F. DeGuire (4)(6)..................................     51,287       *
Eduardo S. Elsztain (4)(7)................................  1,769,619    6.74%
David Sean Hanna (4)......................................     12,855       *
Ove Hoegh (4).............................................     12,855       *
Keith R. Hulley (4)(6)....................................     99,485       *
Thomas S. Kaplan (8)......................................  6,674,979   25.43%
Richard Katz (4)..........................................     12,855       *
Mark A. Lettes (4)(6).....................................     17,206       *
Douglas M. Smith (4)(6)...................................     25,644       *
Paul Soros (4)(9).........................................    353,362    1.35%
Directors of the Company and Officers of Apex Corporation,
 as a group...............................................  9,077,482   34.58%

--------
* The percentage of Ordinary Shares beneficially owned is less than 1%.

(1) The address of Quantum Industrial Partners LDC ("Quantum Industrial") is Kava Flambovan 9, Willemstad, Curacao, Netherland Antilles. Quantum Industrial is an exempted limited duration company formed under the laws of the Cayman Islands. QIH Management Investor, L.P. ("QIHMI"), an investment advisory firm organized as a Delaware limited partnership, is a minority shareholder of, and is vested with investment discretion with respect to portfolio assets held for the account of Quantum Industrial. The sole general partner of QIHMI is QIH Management, Inc. ("QIH Management"), a corporation formed under the laws of the State of Delaware. Mr. George Soros, the sole shareholder of QIH Management, has entered into an agreement with Soros Fund Management LLC ("SFM LLC"), a limited liability company formed under the laws of the State of Delaware, pursuant to which Mr. George Soros has, among other things, agreed to use his best efforts to cause QIH Management to act at the direction of SFM LLC (the "QIP Contract"). Mr. George Soros is Chairman of SFM LLC, and as a result of such position and the QIP Contract, may be deemed the beneficial owner of shares held for the account of Quantum Industrial. Mr. Stanley F. Druckenmiller, the Lead Portfolio Manager and a member of the Management Committee of SFM LLC, by virtue of such position as Lead Portfolio Manager and the QIP Contract, also may be deemed the beneficial owner of shares held for the account of Quantum Industrial. The number of Ordinary Shares shown does not include Ordinary Shares held by Geosor Corporation (see footnote 2).

(2) Geosor Corporation ("Geosor"), a New York corporation with an address of 888 7th Avenue, New York, New York 10106, is the registered owner of 1,021,521 Ordinary Shares. Geosor is wholly owned by Mr. George Soros. The number of Ordinary Shares shown does not include Ordinary Shares held by Quantum Industrial (see footnote 1).

(3) The address of Moore Global Investments Ltd./Remington Investment Strategies L.P. is 1251 Avenue of the Americas, 53rd Floor, New York, New York 10020. Moore Capital Management, Inc., a Connecticut corporation, is vested with investment discretion with respect to portfolio assets held for the account of Moore Global Investments, Ltd. ("MGI"). Moore Capital Advisors, L.L.C., a New York limited liability company ("Moore Capital Advisors"), is the sole general partner of Remington Investment Strategies, L.P. ("Remington"). Mr. Louis M. Bacon is the majority shareholder of Moore Capital Management, Inc. and is the majority equity holder of Moore Capital Advisors. As a result, Mr. Bacon may be deemed to be the indirect beneficial owner of the aggregate 2,817,600 shares held by MGI and Remington.

(4) Amounts shown include Ordinary Shares subject to options exercisable within 60 days: 12,885 Ordinary Shares for Mr. Comninos; 28,480 Ordinary Shares for Mr. Conger; 46,875 Ordinary Shares for Mr. DeGuire; 12,855 Ordinary Shares for Mr. Elsztain; 12,855 Ordinary Shares for Mr. Hanna; 12,855 Ordinary Shares for Mr. Hoegh; 93,000 Ordinary Shares for Mr. Hulley; 12,855 Ordinary Shares for Mr. Katz; 15,626 Ordinary Shares for Mr. Lettes; 23,438 Ordinary Shares for Mr. Smith; and 12,855 Ordinary Shares for Mr. Soros.

(5) Mr. Comninos is the registered owner jointly with Ann Comninos of 4,000 Ordinary Shares.

(6) Amounts shown include restricted Ordinary Shares: 4,412 restricted Ordinary Shares for Mr. DeGuire; 5,735 restricted Ordinary Shares for Mr. Hulley; 2,206 restricted Ordinary Shares for Mr. Lettes; and 2,206 restricted Ordinary Shares for Mr. Smith.

(7) Mr. Elsztain is the registered owner of 25,000 Ordinary Shares. Mr. Elsztain is the Chairman and majority shareholder of Consultores Asset Management, S.A. ("Consultores"), the owner of 62,974 Ordinary Shares. Consultores is the sole owner of Consultores Management Company Limited ("Consultores Management"), a company formed under the laws of the Isle of Man. Consultores Management is the manager of Quantum Dolphin Limited, a private open-end investment fund formed under the laws of the Isle of Man, which is the registered owner of 1,668,790 Ordinary Shares.

(8) Mr. Kaplan, pursuant to voting trust agreements, has voting and dispositive control with respect to 2,739,154 Ordinary Shares owned by Argentum LLC and 3,935,825 Ordinary Shares owned by Consolidated Commodities, Ltd. ("Consolidated").


(9) Mr. Paul Soros owns 100 percent of VDM, Inc., which is the registered owner of 340,507 Ordinary Shares.

Election of Directors

  The Company's Memorandum and Articles of Association establish a classified Board of Directors with three classes of directors. At each Annual Meeting of Shareholders, the successors to the class of directors whose terms expire at that meeting are elected to serve as directors for a three year term. The Board of Directors has nominated for election at the Meeting the three persons named below, to serve until the 2002 Annual Meeting of Shareholders or until their successors are elected, and each of the three persons named below has consented to being named as a nominee. All of the nominees are currently directors of the Company. The Board of Directors has no reason to believe any nominee will not continue to be a candidate or will not be able to serve as a director of the Company if elected. In the event that any nominee named below is unable to serve as a director, the proxy holders named in the proxies have advised that they will vote for the election of such substitute or additional nominees as the Board of Directors may propose. The affirmative vote of the holders of a plurality of the Ordinary Shares represented and entitled to vote at the Meeting is required for the election of directors.

  The name and age of each nominee, his principal occupation for at least the past five years and other information is set forth below, based upon information furnished to the Company by such nominee.

Nominees For Election

Ove Hoegh, age 62, director since April 1997.

  A member of the board of directors from July 1966 until July 1997 of Leif Hoegh & Co. ASA, a family owned shipping business with more than $1 billion in assets, Mr. Hoegh has more than 30 years of experience in the international shipping industry. From 1970 to 1982, he served as Chief Operating Officer and Chief Executive Officer of Leif Hoegh & Co. ASA. Since 1982, he has served as the senior partner of Hoegh Invest A/S, a family investment company with a diversified portfolio of technology, oil and gas and real estate holdings. In addition, Mr. Hoegh served for eight years as a member of the board of directors and executive committee of Brown Boveri (Norway), and also has served on the shareholders' councils of Esso Norway, Den Norske Creditbank, and Det Norske Veritas. Mr. Hoegh is a member of the board of the Energy Policy Foundation of Norway, a former member of the steering committee of the International Maritime Industry Forum, and a former Vice Chairman of the executive committee of the Independent Tanker Owners' Association. He served for five years as a member of the Harvard Business School Visiting Committee. Mr. Hoegh is a graduate of the Royal Norwegian Naval Academy and holds a M.B.A. from Harvard University.

Keith R. Hulley, age 59, director since April 1997.

  A mining engineer with more than 30 years experience, Mr. Hulley has served as the Chief Operating Officer of Apex Corporation since its formation in October 1996. He has served as President of Apex Corporation since March 1998, prior to which he served as the Executive Vice President of Apex Corporation. From early 1991 until he joined the Company, he served as a member of the board of directors and the Director of Operations at Western Mining Holdings Limited Corporation, a publicly-traded international nickel, gold and copper producer. At Western Mining, Mr. Hulley's responsibilities included supervising on a global basis strategic planning, mine production, concentrating, smelting, refining and sales. During this period, Western Mining produced on an annual basis approximately 90,000 tonnes of nickel, 700,000 ounces of gold, 80,000 tonnes of refined copper and 1,500 tonnes of uranium oxide. Mr. Hulley also supervised the development and operation of Western Mining's Mount Keith open-pit nickel mine, an A$450 million mining project. Prior to joining Western Mining, Mr. Hulley was the President, Chief Executive Officer and Chairman of the board of directors of USMX Inc., a publicly-traded precious metals exploration company. Mr. Hulley also served as the President of the minerals division and Senior Vice President for Operations of Atlas Corporation, where he was in charge of mining exploration, development and production. Previously he was Vice President of Mining and Development of the U.S. division of BP Minerals, Inc. Over the course of his career, Mr. Hulley has worked as a miner and shift supervisor in the gold mines of South Africa, Mine Operation Superintendent of Kennecott Corporation's Bingham Canyon mine which processed 100,000 tonnes of ore per day, and project manager of the early phase of the Ok Tedi exploration and development projects in Papua New Guinea. A member of the American Institute of Mining and Metallurgical Engineers and a Fellow of the Australian Institute of Mining and Metallurgy, Mr. Hulley holds a B.S. in Mining Engineering from the University of Witwatersrand and an M.S. in Mineral Economics from Stanford University.

Paul Soros, age 72, director since March 1996.

  Principally involved in private investment activities during the past five years, Mr. Soros is a director of VDM, Inc. which is a shareholder of the Company. Mr. Soros is a member of the Investment Advisory Committee of Quantum Industrial which is a shareholder of the Company. Mr. Soros is involved in the monitoring of the Quantum Group of Fund's shareholding in Companhia Vale do Rio Doce S.A. ("CVRD") of Brazil, its participation in Global Power Investments, L.P., a joint venture with the International Finance Corporation and GE Capital Corporation to develop power projects in emerging economies, serves on the Board of Directors of TVX Gold Inc., and is an active advisor to the Company. Mr. Soros is the founder and former president of Soros Associates, an international engineering firm specializing in port development and offshore terminal and material handling projects for the mining industry and other basic industries. Soros Associates was involved in projects in more than 80 countries, acting on behalf of consortia including USX Corporation, The Broken Hill Proprietary Company Limited, Alcan Aluminum Limited and Aluminum Company of America, and was involved in projects in a majority of the largest mineral ports in the world. Mr. Soros has served on the Review Panel of the President's Office of Science and technology and the U.S.-Japan Natural Resources Commission. He received the Outstanding Engineering Achievement Award of the National Society of Professional Engineers in 1989. Mr. Soros holds a Masters of Mechanical Engineering degree from the Polytechnic Institute of Brooklyn and is a licensed professional engineer in New York and numerous other states. In addition, he holds several patents in material handling and offshore technology, and is the author of over 100 technical articles.

  The Board of Directors unanimously recommends that the Company's shareholders vote FOR the election of Ove Hoegh, Keith R. Hulley and Paul Soros.

Other Directors

  Information regarding the remaining members of the Board of Directors appears below.

Michael Comninos, age 67, director since April 1997.

  An international financier, Mr. Comninos joined N.M. Rothschild & Sons in 1954, becoming a Partner in its corporate finance group in 1965, and, later, upon the firm's incorporation as N. M. Rothschild & Sons Limited in 1970, a director. Prior to his retirement from the firm in 1991, Mr. Comninos served as the head of the firm's investment management and credit divisions and for ten years served as the chairman of N.M. Rothschild & Sons (C.I.) Ltd., the firm's merchant banking affiliate in Guernsey. Mr. Comninos has served as a director of numerous listed real estate and investment funds and since August 1995 has been a member of the investment committee of the East European Food Fund, a Luxembourg investment fund managed by Jupiter Asset Management Bermuda Limited. Mr. Comninos is a member of the Institute of Investment Management and Research, The Institute of Bankers, The Institute of Chartered Secretaries and Administrators, and the Association of Corporate Treasurers.

Harry M. Conger, age 68, director since April 1997.

  A leading figure in the international mining community, Mr. Conger has 42 years of industry experience, rising from shift boss to Chairman and Chief Executive Officer of Homestake Mining Company ("Homestake"), a New York Stock Exchange listed-company. He served as Chairman of Homestake from 1982 until 1997 and retired from the Chief Executive Officer position in May 1986. Over the course of his career, Mr. Conger has been involved in gold, silver, lead, zinc, uranium, sulfur, coal, iron ore and copper mining. He has been extensively involved in numerous major project developments, with both on-site and broader supervisory responsibility, including the $170 million expansion of an iron ore mine to 25 million tons of material mined per year, the $165 million greenfield development of a large 20 million tonne surface coal mine, and the $165 million development of a new gold mine with new technology. Mr. Conger is a former Chairman of the American Mining Congress, the World Gold Council and is a member of the National Academy of Engineering. He currently serves on the board of directors of ASA Limited, a closed-end portfolio of gold stocks listed on the New York Stock Exchange, and Pacific Gas and Electric Company (PG&E), a San Francisco based utility company. He retired in 1998 from the board of directors of Baker Hughes Inc., an oil and mining services company based in Houston, Texas, under their ten year tenure rule; and retired in 1988 from the board of directors of Cal Mat Company of Los Angeles, an integrated producer of cement, construction aggregates, pre-mixed concrete and asphalt mixes, and real estate developer.

Eduardo S. Elsztain, age 39, director since March 1996.

  Mr. Elsztain is a director of, and is an indirect shareholder in, Silver Holdings LDC which was a former shareholder of the Company. Mr. Elsztain is the founder of Consultores Asset Management S.A.

("Consultores"), a leading securities portfolio management firm in Buenos Aires, Argentina formerly known as Consultores de Inversiones Bursatiles y Financiera S.A. He has served as the President of Consultores since 1989. Mr. Elsztain is currently the Chairman of the board of directors of IRSA Inversiones y Representaciones S.A., an Argentine real estate company listed on the Buenos Aires Stock Exchange, the New York Stock Exchange and the Mexico Stock Exchange. He is also the Chairman of the board of directors of Cresud S.A.C.I.F. y A. and of SAMAP Sociedad Anonima Mercado de Abasto Proveedor, both of which are listed on the Buenos Aires Stock Exchange. Mr. Elsztain studied Economics at the University of Buenos Aires.

David Sean Hanna, age 38, director since March 1996.

  For the past fifteen years Mr. Hanna has practiced corporate law with the Bahamian law firm of Arthur D. Hanna & Co, of which he is a Partner. He is also a director of Consolidated Commodities, Ltd. ("Consolidated") which is a shareholder of the Company. Mr. Hanna holds an LL.B. (Hons.) from the University of Buckingham, England and in 1983 was called first to the Bar of England and Wales and then as an attorney of the Supreme Court of The Bahamas.

Thomas S. Kaplan, age 36, director since March 1996.

  Mr. Kaplan has been the Chairman of the board of directors of the Company since its inception in March 1996 and is a director and was the founder of Apex LDC and its predecessor, Apex Silver Mines Ltd., a company formed under the laws of Bermuda, which contributed substantially all of its assets to Apex LDC in December of 1994. Mr. Kaplan is a director of Litani LDC and a principal shareholder in Consolidated, which are shareholders of the Company. For the past ten years, Mr. Kaplan has served as an advisor to private clients, trusts and fund managers in the field of strategic forecasting, an analytical method which seeks to identify and assess global trends in politics and economics and the way in which such trends relate to international financial markets, particularly in the developing markets of Asia, Latin America, the Middle East and Africa. Mr. Kaplan has managed numerous venture capital investments and portfolio investment accounts, and is a principal of several entities specializing in direct and portfolio investments, including Feder Information Services Corporation, Tigris Financial Group Ltd., FMS Partners L.P. and Bridge Capital Group L.P. Mr. Kaplan also serves as a director of African Plantations Corporation LDC, a Cayman Islands limited duration company, which owns and operates coffee and tea plantations in eastern and southern Africa. Mr. Kaplan was educated in Switzerland and England and holds B.A., M.A., and D. Phil. degrees in History from the University of Oxford.

Richard Katz, age 56, director since April 1997.

  An investment banker specializing in international finance, Mr. Katz was a director of N.M. Rothschild & Sons Limited, London, England from 1977 until March 1993, having joined them in 1969; he was also a managing director of Rothschild Italia S.p.A., Milan, Italy from its inception in 1989 until December 1993. Mr. Katz has been a supervisory director of Quantum Fund N.V., a Netherlands Antilles investment fund, or one of its subsidiaries, since 1986. He is also a member of the board of supervisory directors of a number of other investment funds affiliated with Mr. George Soros, including Quantum Emerging Growth Fund N.V., and is the Chairman of the board of supervisory directors of Quota Fund N.V., and the Chairman of the boards of advisors of Quantum Realty Fund Limited, Asian Infrastructure Development Fund Ltd., and Quantum Industrial Holdings LDC, a shareholder of the Company. Mr. Katz has served as Vice Chairman of the board of directors of Outboard Marine Corp., a Delaware company listed on the American Stock Exchange, since September 1997. Mr. Katz has also served since July 1998 as a non-executive director of Delancey Estates Plc, which is listed on the London Stock Exchange.

Meetings and Committees of the Board of Directors

  The Board of Directors met three times during fiscal 1998. Each director, with the exception of Richard Katz, attended 75 percent or more of the total number of such meetings and committee meetings on which he served that were held during 1998.

  Audit Committee. The Audit Committee held three meetings during 1998, and is currently comprised of Messrs. Comninos, Katz and Hoegh. The Audit Committee reviews the accounting and auditing principles and procedures of the Company with a view to providing for the safeguard of the Company's assets and the reliability of its financial records, recommending to the Board of Directors the engagement of the Company's independent accountants, reviewing with the independent accountants the plans and results of the auditing engagement, and considering the independence of the Company's accountants.

  Compensation Committee. The Compensation Committee held one meeting during 1998, and is currently comprised of Mr. Harry Conger and Mr. Paul Soros. The principal responsibilities of the Compensation Committee are to establish policies and periodically determine matters involving executive compensation, recommend changes in employee benefit programs, grant or recommend the grant of stock options and stock awards under the Company's Employees' Share Option Plan and Non-Employee Directors' Share Plan and provide counsel regarding key personnel selection.

Director Compensation

  The Company's non-employee director compensation program consists of two principal components: share options and cash payments. . The Non-Employee Directors' Share Plan provides for the automatic grant of (i) an option to purchase a number of Ordinary Shares equal to $50,000 divided by the closing price of the Ordinary Shares on the American Stock Exchange on the date of the grant to each non-employee director at the effective date of his or her initial election to the Board of Directors and (ii) an option to purchase the number of Ordinary Shares equal to $50,000 divided by the closing price of the Ordinary Shares on the American Stock Exchange on the date of the grant at the close of business of each annual meeting of the shareholders of the Company, and (iii) at the close of business of each meeting of the Board of Directors, an option valued at $3,000 calculated using the Black-Scholes option-pricing model to purchase Ordinary Shares with an exercise price equal to that of the closing price of the Ordinary Shares on the American Stock Exchange on such date, regardless of whether the non-employee director attends the meeting. During 1998, pursuant to the Non-Employee Directors' Share Plan, each non-employee director received options to purchase 4,695 and 1,150 Ordinary Shares at prices of $11.38 and $8.25, respectively.

  In addition, non-employee directors are paid $600 for attendance at Board meetings and $500 for attendance at Board committee meetings. The Company has also agreed to reimburse the directors for all reasonable out-of-pocket costs incurred by them in connection with their services to the Company.

Executive Compensation and Other Information

  The following table sets forth certain information for the years indicated with respect to the compensation of the Chief Executive Officer and the four other most highly compensated executives of Apex Corporation.

                          SUMMARY COMPENSATION TABLE

                                  Annual                 Long-Term
                               Compensation             Compensation
                              -------------- ----------------------------------
                                                        Securities
                                             Restricted Underlying  All Other
   Name and Principal         Salary  Bonus   Security   Options   Compensation
        Position         Year   ($)    ($)   Awards ($)    (#)         ($)
   ------------------    ---- ------- ------ ---------- ---------- ------------
Thomas S. Kaplan ....... 1998 248,750 25,000       --         --          --
 Chairman, Apex Silver
  Mines Limited,         1997 213,000     --       --         --          --
 and Chief Executive
  Officer, Apex
  Corporation            1996 120,625     --       --         --          --
Keith R. Hulley......... 1998 233,750 16,250   48,750         --       5,063
 President and Chief
  Operating              1997 225,000     --       --         --       4,500
 Officer, Apex
  Corporation (1)        1996  56,250     --       --    125,000      93,167
Marcel F. DeGuire ...... 1998 184,565 12,500   37,500         --       5,052
 Vice President of
  Development,           1997 180,000     --       --         --       3,600
 Apex Corporation (2)    1996  67,500     --       --     62,500          --
Mark A. Lettes.......... 1998 115,642  6,250   18,750     60,000          --
 Vice President of
  Finance and Chief      1997      --     --       --         --          --
 Financial Officer, Apex
  Corporation (3)        1996      --     --       --         --          --
Douglas M. Smith. ...... 1998 122,500  6,250   18,750         --       2,550
 Vice President of
  Exploration,           1997  96,666     --       --     31,250       2,400
 Apex Corporation (4)... 1996      --     --       --         --          --

--------

(1) Mr. Hulley joined the Apex group of companies on October 1, 1996. His bonus for 1998 included 5,735 Ordinary Shares with a two-year restriction, which shares were valued at the end of fiscal 1998 at $47,314. Amounts shown as all other compensation for 1997 and 1998 represent employer contributions to the Apex Silver Mines Corporation 401(k) Plan (the "Apex 401(k) Plan") and for 1996 represent taxable moving expenses and tax reimbursement.

(2) Mr. DeGuire joined the Apex group of companies on August 19, 1996. His bonus for 1998 included 4,412 Ordinary Shares with a two-year restriction, which shares were valued at the end of fiscal 1998 at $36,399. Amounts shown as all other compensation for 1997 and 1998 represent employer contributions to the Apex 401(k) Plan.

(3) Mr. Lettes joined Apex Corporation on June 8, 1998. His bonus for 1998 included 2,206 Ordinary Shares with a two-year restriction, which shares were valued at the end of fiscal 1998 at $18,200.

(4) Mr. Smith joined Apex Corporation on March 7, 1997. His bonus for 1998 included 2,206 Ordinary Shares with a two-year restriction, which shares were valued at the end of fiscal 1998 at $18,200. Amounts shown as all other compensation for 1997 and 1998 represent employer contributions to the Apex 401(k) Plan.

Share Option Grants

The following table contains further information concerning the share option grants made to the Chief Executive Officer and the four other most highly compensated executives of Apex Corporation during the fiscal year ended December 31, 1998.

                       Option Grants in Last Fiscal Year

                                                                  Potential
                                                              Realizable Value
                                                              at Assumed Annual
                                                               Rates of Share
                                                                    Price
                                                              Appreciation for
                                Individual Grants              Option Term (4)
                     ---------------------------------------- -----------------
                                  % of
                                  Total
                     Number of   Options
                     Securities  Granted  Exercise
                     Underlying    to     or Base
                      Options   Employees  Price
                      Granted   In Fiscal  ($/Sh)  Expiration
        Name            (1)     Year (2)    (3)       Date       5%      10%
        ----         ---------- --------- -------- ---------- -------- --------
Thomas S. Kaplan....        0         0        --          --       --       --
Keith R. Hulley.....        0         0        --          --       --       --
Marcel F. DeGuire...        0         0        --          --       --       --
Mark A. Lettes......   60,000     38.18    $10.31  06/08/2008 $389,034 $985,889
Douglas M. Smith....        0         0        --          --       --       --

--------

(1) All options granted in 1998 vest ratably over four years, with the first tranche vesting on the date of grant. In the event of a change in-control (as defined in the Employees' Share Option Plan) all unexercised options are immediately exercisable in full.

(2) Based on 157,132 options granted to employees in 1998 pursuant to the Employees' Share Option Plan.

(3) The weighted exercise price of share options granted during 1998 was $10.68.

(4) These amounts are based on compounded annual rates of share price appreciation of five and ten percent over the 10-year term of the options, as mandated by rules of the Securities and Exchange Commission, and are not indicative of expected share price performance. Actual gains, if any, on share option exercises are dependent on future performance of the overall market conditions, as well as the option holders' continued employment through the vesting period. The amounts reflected in this table may not necessarily be achieved or may be exceeded. The indicated amounts are net of the option exercise price but before taxes that may be payable upon exercise.

Option Exercises and Holdings

  The following table sets forth information with respect to the Chief Executive Officer and the four other most highly compensated executives of Apex Corporation concerning unexercised options held as of December 31, 1998.

                Aggregated Option Exercises in Last Fiscal Year
                       and Fiscal Year-End Option Values

                                             Number of Securities
                                            Underlying Unexercised   Value of Unexercised In-
                                            Options At Fiscal Year-    the-Money Options at
                                                      End                 Fiscal Year-End
                                           ------------------------- -------------------------
                          Shares
                         Acquired
                            on     Value
          Name           Exercise Realized Exercisable Unexercisable Exercisable Unexercisable
          ----           -------- -------- ----------- ------------- ----------- -------------
Thomas S. Kaplan........     0       --          --           --            --          --
Keith R. Hulley.........     0       --      93,750       31,250       $23,438      $7,813
Marcel F. DeGuire.......     0       --      46,875       15,625       $11,719      $3,906
Mark A. Lettes..........     0       --      15,000       45,000            --          --
Douglas M. Smith........     0       --      15,625       15,625       $ 3,906      $3,906

--------
* Computed based upon a price of $8.25 per Ordinary Share, which was the closing price on December 31, 1998 as quoted by the American Stock Exchange.

Report of the Compensation Committee of the Board of Directors

  The Compensation Committee of the Board of Directors (the "Compensation Committee") is responsible for establishing and administering the compensation philosophy, policies, and plans for the non-employee directors of the Company and the executive officers of the Company's subsidiaries. The Compensation Committee's executive compensation philosophy is that compensation should largely be tied to the performance of the Company and the sustained creation of shareholder value. The compensation programs also are designed to encourage share ownership. The Compensation Committee believes that such ownership effectively aligns the interests of executives with those of shareholders of the Company.

  During 1998 the Compensation Committee obtained the services of an independent third party human resources consultant to prepare reports detailing proposed compensation and incentive bonus plans for executives of Apex Corporation. The consultants compared the job descriptions and performance of the executives with current compensation market surveys and used the proposed plans based on those comparisons as the basis for recommending changes to executive compensation. These plans provide for consideration of a variety of qualitative and quantitative factors in establishing salaries and incentive compensation. For 1998, the factors considered by the Committee included the doubling of reserves at the Company's San Cristobal project in Bolivia, the progress in advancing the bankable feasibility study for San Cristobal, the marketing of the Company to investors, the progress made by generative exploration, and the building and development of the management team. After reviewing the plans and meeting with the consultants, the Compensation Committee decided to accept the proposed compensation and incentive bonus plans and recommended to the Board of Directors that these be approved. The Board of Directors approved the compensation plan, the incentive bonus plan and the proposed changes to executive compensation, on October 15, 1998.

  The Company's executive compensation program consists of three principal components: base salary, awards under the Employees' Share Option Plan and incentive bonus awards. These components are described below:

  Base Salary. Executive salaries were initially established at levels consistent with the median of mining companies of similar size and growth prospects. The Compensation Committee considered the factors listed above in making the salary adjustments implemented in 1998 and in future years plans to continue to use the compensation and incentive bonus plans and their methodologies as the basis for establishing executive compensation.

  Employees' Share Option Plan. The Company has established a share option plan for officers, employees, consultants and agents of the Company and its subsidiaries (the "Employees' Share Option Plan"). In 1998, consistent with past practice, share option grants were made only to executive officers when they joined the Company. These share option grants were consistent with the Company's compensation philosophy of aligning the interests of executives with those of shareholders of the Company and encouraging share ownership by executives and were determined by comparison with the compensation practices of other similarly situated companies. The compensation and incentive bonus plans provide for stock option awards, and the Compensation Committee will consider the award of additional options to executives in future years.

  Incentive Bonus Awards. The award of incentive bonuses in 1998 was made on the basis of the recommendations made in the consultant's report. In line with aligning executives' interests with those of the Company's shareholders and encouraging share ownership, the Compensation Committee recommended to the Board of Directors, who approved the recommendation, that 75 percent of the bonus awarded to the executives in 1998 be paid in the form of restricted Ordinary Shares. Such shares are subject to forfeiture should an employee be terminated within two years of the date of the grant of the restricted Ordinary Shares. The other 25 percent of such bonus awards were paid in cash.

  Chairman's 1998 Compensation. Mr. Kaplan's base salary of $240,000, which was established upon his employment with the Company in April of 1997, was adjusted effective October 1, 1998 to $275,000. In increasing Mr. Kaplan's salary the Compensation Committee compared his salary with that of Chief Executive Officers in other mining companies of similar size and growth prospects and considered his existing ownership of a large number of Ordinary Shares. At Mr. Kaplan's request, and based on the Committee's consideration of Mr. Kaplan's large existing share ownership in the Company, no options were granted to Mr. Kaplan in 1998.

  Section 162(m) of the Internal Revenue Code, enacted in 1993, generally limits to $1 million the tax deductibility of compensation paid by a public company to its chief executive officer and four other most highly compensated executive officers. The Company is relying upon certain transition rules set forth in recently promulgated regulations. Therefore, the Compensation Committee believes that it need not take any specific action or adopt a formal policy at the present time with respect to the deductibility of compensation under Section 162(m).

  Submitted by the Members of the Compensation Committee:

                                 Harry M. Conger
                                 Paul Soros

  The preceding report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended (the "Securities Act"), or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under the Securities Act or the Exchange Act.

Performance Graph

  The Securities and Exchange Commission (the "SEC") requires that the Company include in this Proxy Statement a line graph presentation comparing cumulative shareholder returns on an indexed basis with a broad market index and either a published industry or line-of-business index or a group of peer companies selected by the Company. The Company has selected the Dow Jones Precious Metals Index to reflect the market for precious metals stocks. The graph below compares the cumulative total return as of December 31, 1998 on $100 invested as of the opening of trading on November 25, 1997 (the first day of trading in the Ordinary Shares) and in the stocks comprising the Dow Jones Precious Metals Index and Standard & Poor's 500, assuming the reinvestment of all dividends.


                [GRAPHICAL REPRESENTATION OF DATA TABLE BELOW]

        TABLE REFLECTING PLOT POINTS FOR CUMULATIVE TOTAL RETURN GRAPH

                      -------------FISCAL YEAR ENDING-----------
COMPANY/INDEX/MARKET  11/25/1997      12/31/1997      12/31/1998

Apex Silver Mines         100.00          115.25           74.58

Precious Metals           100.00           98.79           79.49

S&P Composite             100.00          101.72          130.78


  The information under the heading "Performance Graph" shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under the Securities Act or the Exchange Act.

Compensation Committee Interlocks and Insider Participation

  The current members of the Compensation Committee of the Company are Messrs. Harry Conger and Paul Soros. In addition, Mr. Soros owns 100 percent of VDM, Inc. which is a shareholder of the Company and is also a member of the Investment Advisory Committee of Quantum Industrial Partners LDC, a shareholder of the Company (see "Certain Transactions").

Certain Transactions

  Pursuant to a buy-sell agreement, during 1998 the Company issued 7,079,006 Ordinary Shares on a one-for-one basis to the remaining minority shareholders of Apex LDC to acquire the remaining share capital of Apex LDC. At December 31, 1998, the Company owned 100 percent of the outstanding shares of Apex LDC. In connection with this transaction VDM, Inc. received 314,866 Ordinary Shares and Quantum Industrial Partners LDC received 3,148,660 Ordinary Shares. Paul Soros, a director of the Company, owns 100 percent of VDM, Inc. and serves on the Investment Advisory Committee of Quantum Industrial Partners LDC. In connection with this transaction Consultores Asset Management, S.A. received 62,973 Ordinary Shares and Quantum Dolphin Limited received 1,668,790 Shares. Eduardo Elsztain, a director of the Company, may be deemed to be the beneficial owner of these shares (see "Security Ownership of Principal Shareholders and Management").

  Larry Buchanan, the Chief Geologist of Apex Corporation, is a shareholder and director of Begeyge Minera Ltd. ("Begeyge"). The Company has an option to purchase a mineral property located in Honduras for $3,000,000 from Begeyge. During 1998, Begeyge received no payments from the Company in connection with this mineral property.

Employment Agreements and Change-in-Control Arrangements

  The Company has entered into employment agreements with Messrs. Hulley, DeGuire, Lettes and Smith. Each establishes a base salary and provides that the executive is eligible to participate in employee benefit programs. Each agreement provided for a share option grant made under the Employees' Share Option Plan. Twenty-five percent of the options vested effective on the date of the employment agreement, with an additional 25 percent vesting on the three succeeding anniversaries of the date of the employment agreement. The employment agreements may be terminated by the Company at any time. Three of the contracts contain severance provisions which, in the case of Messrs. Hulley and DeGuire, provide one year's salary and benefits in the event of termination for reasons other than cause before September 2, 1999 and August 1, 1999, respectively, and in the case of Mr. Lettes, provide one year's salary and benefits in the event of termination for reasons other than cause before June 2, 1999 and six months salary and benefits if terminated for reasons other than cause on or after June 2, 1999 and before June 2, 2000. Messrs. Hulley, DeGuire and Lettes have agreed not to join a company whose primary business is the acquisition and development of silver mines for two years after termination of employment with the Company. Mr. Smith has agreed to keep certain information confidential for two years after the termination of his employment with the Company.

  The Employees' Share Option Plan, pursuant to which Messrs. Hulley, DeGuire, Lettes and Smith hold options, provides that in the event of a change-in-control of the Company (as defined in the Employees' Share Option Plan) all unvested options become exercisable in full.

Compliance with Section 16(a) Beneficial Ownership Reporting Compliance

  Section 16(a) of the Exchange Act requires the Company's directors and executive officers, and persons who own more than 10 percent of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Ordinary Shares and other equity securities of the Company and to furnish the Company with copies of such reports. The Company is not aware of any delinquent filing, based solely on its review of the copies of such reports furnished to the Company and written representations that no other reports were required.

Ratification of Selection of Independent Accountants

  The Board of Directors, pursuant to the recommendation of the Audit Committee of the Board of Directors, unanimously recommends ratification of the selection of PricewaterhouseCoopers LLP to serve as independent accountants for the Company for its 1999 fiscal year. PricewaterhouseCoopers LLP has served as the Company's independent accountants since the Company's inception. The affirmative vote of the holders of a plurality of the Ordinary Shares represented and entitled to vote at the Meeting is required to ratify the selection of the Company's independent accountants for the fiscal year 1999.

  Neither the firm of PricewaterhouseCoopers LLP nor any of its partners has a direct, or material indirect, financial interest in the Company or any of its subsidiaries. Representatives of PricewaterhouseCoopers LLP will be present at the Meeting with the opportunity to make a statement if they desire to do so and to respond to appropriate shareholder questions.

Shareholder Proposals

  Shareholders may present proposals for shareholder action in the Company's proxy statement where such proposals are consistent with applicable law, pertain to matters appropriate for shareholder action and are not properly omitted by Company action in accordance with the proxy rules. The Company's Annual Meeting of Shareholders following the end of fiscal 1999 is expected to be held on or about May 4, 2000, and proxy materials in connection with that meeting are expected to be mailed on or about April 5, 2000. Shareholder proposals prepared in accordance with the proxy rules must be received by the Company on or before March 4, 2000. The Company's Memorandum and Articles of Association also contain procedures to be followed for shareholder proposals for shareholder action, including the nomination of directors.

Other Matters

  Management and the board of directors of the Company know of no other matters to be brought before the Meeting. If other matters are presented properly to the shareholders for action at the Meeting and any postponements and adjournments thereof, it is the intention of the proxy holders named in the proxy to vote in their discretion on all matters on which the Ordinary Shares represented by such proxy are entitled to vote.

                                          By order of the Board of Directors,

                                          /s/ Thomas S. Kaplan, Chairman

                                          Thomas S. Kaplan, Chairman

  The Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission (without exhibits) may be obtained at no charge by any shareholder entitled to vote at the Meeting who writes to: Vice President of Investor Relations, Apex Silver Mines Corporation, 1700 Lincoln Street, Suite 3050, Denver, CO 80203.

                           APEX SILVER MINES LIMITED

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
          FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 4, 1999

          The undersigned hereby appoints Thomas S. Kaplan and Keith R. Hulley, or either of them, as proxies with full power of substitution to vote all shares of Ordinary Shares, par value $0.01 per share, of Apex Silver Mines Limited of record in the name of the undersigned at the close of business on March 31, 1999 at the Annual Meeting of Shareholders to be held in New York, New York on May 4, 1999, or at any postponements or adjournments, hereby revoking all former proxies.

                 (Continued and to be signed on reverse side.)

logo [X] Plese mark your
         votes as in this
         example using
         dark ink only

1.  ELECTION OF DIRECTORS:    [__]  WITH AUTHORITY to        [__]  WITHOLD
                                    vote for all nominees          AUTHORITY to vote for
                                    listed below (except as        all nominees
                                    marked to the contrary)

(INSTRUCTIONS:  TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE
A LINE THROUGH THE WITHHELD NOMINEE'S NAME IN THE LIST AT RIGHT.)

          Nominees:  Keith R. Hulley, Ove Hoegh, Paul Soros

2.  RATIFICATION OF           [__]  FOR                      [__]  AGAINST                 [_]  ABSTAIN
    PRICEWATERHOUSECOOPERS
    LLP AS INDEPENDENT
    ACCOUNTANTS

3. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON ANY OTHER MATTERS COMING BEFORE THE MEETING.

          THE ORDINARY SHARES REPRESENTED BY THE PROXY WILL BE VOTED ON PROPOSALS (1), (2) AND (3) IN ACCORDANCE WITH THE SPECIFICATION MADE AND "FOR" SUCH PROPOSALS IF THERE IS NO SPECIFICATION.


Dated:                  (Signature)                 (Signature)
      -----------------            -----------------           -----------------


Note: Please sign name(s) exactly as shown at left. When signing as executor, administrator, trustee or guardian, give full title as such; when shares have been issued in the names of two or more persons, all should sign.